Exhibit 10.3

KATY OWEN

Vice President, CHRO

February 27, 2017

Mr. Bruce Hausmann

69 West Twisted Oak Drive

Simi Valley, CA 93065

Dear Bruce,

On behalf of Interface, Inc. (the “Company”), I am very pleased to offer you a position as the Company’s Vice President and Chief Financial Officer, reporting to Jay Gould, the Company’s President and Chief Operating Officer. Your initial rate of salary compensation in this position will be $17,500 semi-monthly, which annualizes to $420,000.

You will also be eligible to participate in the Company’s bonus plan and receive a bonus of up to 90% of your annual base salary, provided the Company’s performance meets or exceeds specified objectives as set forth each year. The achievement of performance targets can be as high as 150% under the Company’s current bonus formula for senior officers, which can render a bonus amount that is higher than 90% of your base salary. Your 2017 bonus opportunity will be for the full fiscal year and will not be prorated based on your hire date.

You will be eligible to participate in the Company’s long-term incentive plan (LTIP) with a target opportunity of 150% of your annual base salary. In addition to a regular annual grant under the 2017 LTIP, you will be granted a one time sign-on equity award of 32,985 time-vesting shares (restricted stock with a grant value of approximately $600,000). This sign-on equity award will vest ratably over 3 years. Under the 2017 LTIP, the awards have a three year vesting period, with one-third of the shares time-based vesting, and the balance having performance-based vesting criteria. The performance criteria and structural terms of both the annual and sign-on awards will be the same criteria and terms as the grants made to the Company’s senior executives in February of this year. Awards under the long-term incentive plan are subject to review and adjustment by the Compensation Committee of the Company’s Board of Directors.

In addition to the quity awards, you will receive a $100,000 sign on bonus (subject to the applicable tax withholdings). The sign on bonus will be paid to you no later than 60 days from your start date with the Company. Should you choose to voluntary separate from the Company during the first 12 months of your employment, you agree to repay the Company 100% ($100,000) of the sign on bonus. Should you voluntary separate from the Company after the first 12 months, but before the 2nd anniversary of your start date, you agree to repay the Company 50% ($55,000) of the sign on bonus.

Interface, Inc.  2859 Paces Ferry Road, Suite 2000  Atlanta, Georgia 30339   770.437.6811  678.275.2416 fax

Mr. Bruce Hausmann

February 27, 2017

This position is located at the Company’s headquarters in Atlanta, Georgia. Therefore, it is expected that you will relocate to the Atlanta area within the 90 days of employment. The Company will provide relocation assistance in accordance to the terms of the Company’s Executive Relocation Policy (attachment A). In order to mitigate Relocation benefits deemed taxable to the employee will be gross-up for taxes.

In the event your employment is terminated without cause, and whether or not such termination is in connection with a change of control of the Company, you will receive severance in the amount of 12 months of payment of your then-current base salary, and a monthly payment equal to one-twelfth of the average of the bonuses paid to you under the Company’s executive bonus plan for the two prior calendar years. Any shortage of years of participation in the bonus plan will count as a “zero year” such that this severance benefit will presumably increase in value over your first two years of employment. The definition of cause is (i) fraud, dishonesty, gross negligence, or willful misconduct with respect to the business affairs of the Company, (ii) your refusal or repeated failure to follow the established lawful practices of the Company, or (iii) your conviction of a felony or other crime involving moral turpitude.

You will be eligible to participate in the Company’s various health and other employment benefit plans (medical, vision, dental, life, disability, long-term care, 401(k), non-qualified savings plan, etc.), as in effect from time to time and offered to similarly situated Company employees. You will have three weeks paid vacation per year. You will receive a $1,000 per month cash car allowance (or a commensurate Company-leased vehicle of your selection) in accordance with the terms of the Company’s current car program applicable to senior officers. The Company will further provide you with the use of a Company-supplied laptop computer, iPad, and a cellular “Smartphone” (iPhone, Android, or equivalent). All such equipment provided must be returned to the Company upon the cessation of your employment.

All payments referenced herein are subject to reduction by applicable state and federal withholding laws. This position is considered an exempt position for purposes of U.S. wage-hour law. As such, you will not be eligible for overtime pay for any hours actually worked in excess of 40 hours in a given workweek. This offer is also contingent upon the satisfactory completion of a drug screen and final background check, as well as your execution of several Company standard agreements and acknowledgements, including our (i) Code of Business Conduct and Ethics, (ii) Agreement Regarding Use of Electronic Systems, and (iii) Agreement Regarding Confidentiality and Work Product. Furthermore, and as an initial condition of employment, you represent you are not currently subject to any non-competition, non-solicitation, or similar restrictive covenant that would prevent you from fulfilling all of the duties associated with this position.

Mr. Bruce Hausmann

February 27, 2017

Employment with the Company is at will, and neither this letter nor any other oral or written representations may be considered a contract of employment for any specific period of time. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia and the federal laws of the United States of America, without regard to rules relating to the conflict of laws. You consent to the exclusive jurisdiction of the Superior Court of Cobb County, Georgia and the U.S. District Court in Atlanta, Georgia, and hereby waive any objection you might otherwise have to jurisdiction and venue in such courts in the event either court is requested to resolve a dispute between you and the Company.

Finally, this letter agreement is intended to comply with any applicable requirements of Section 409A of the Internal Revenue Code and shall be construed accordingly. Any payments or distributions to be made to you under this letter agreement of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, and not exempt from Section 409A, shall in no event be made or commence until six months after your “separation from service” as defined in Section 409A.

We would like for you to begin work on April 3, 2017. If you wish to accept this offer, please sign below and return it to my attention by 5:00 p.m. on March 1st. You will be required to complete the applicable background and drug screenings by March 3rd. Signatures transmitted by fax (770-319-6270) and/or electronic mail (katy.owen@interface.com) will be valid and binding for all purposes.

If you have any questions about this offer, please do not hesitate to contact me. We look forward to you joining our team!

Sincerely,

/s/ Katy Owen

Katy Owen

Vice President and Chief Human Resources Officer

Mr. Bruce Hausmann

February 27, 2017

I agree to the terms and conditions of the employment described above. I understand that my employment with Interface, Inc. and its subsidiaries is at will, and neither this letter nor any other oral or written representations may be considered a contract of employment for any specific period of time.

/s/ Bruce Hausmann

Bruce Hausmann

cc: Pebbles Holcombe